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                                                                    EXHIBIT 99.1


                     PLUMAS BANCORP ASSETS TOP $300 MILLION

QUINCY, California, October 16, 2002 -- Plumas Bancorp (OTC Bulletin Board:
PLBC) announced today that third quarter after tax earnings rose to a record $821,000, up 7.9% over the $761,000 earned in the third quarter of 2001. For the first nine months of 2002, Plumas Bancorp's earnings were $2,240,000, up 13.9% over the comparable period in the previous year. Plumas Bancorp is the holding company for Plumas Bank.

        Basic earnings per share also rose from $.94 for the first three quarters of 2001 to $1.05 for a like period this year--an increase of 11.7%. Basic earnings for the third quarter were $.39 per share, up from $.36 per share in the third quarter of 2001. Diluted earnings per share of $.38 for the third quarter of 2002 and $1.03 for the first nine months of 2002 were up 11.8% and 14.4%, respectively, over 2001 figures.

        Since the end of the third quarter of 2001, total loans continued to show strong growth increasing $22 million or 12.1% to $205 million, while over the same period deposits grew $31 million, an increase of 12.3% to $280 million.

        Plumas Bancorp's assets rose over $39 million since the end of the third quarter of 2001 to stand at $311 million, up 14.5% over September 30, 2001.

        William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank said, "Our increased emphasis on all forms of lending this year, along with continuing demand for commercial, real estate construction, and consumer loans enabled us to realize substantial loan growth, not only over previous years, but over the goals we set for ourselves this year.

        "We expect the fourth quarter, traditionally a profitable one for the company, to continue this year's earnings growth," Elliott predicted. "If realized, this will be our fourteenth consecutive year of earnings growth.

        "Plumas Bancorp has completed the issuance of $6 million in trust preferred securities," Elliott also noted. "With the completion of this offering, we believe we have adequate capital to support our growth strategy for the foreseeable future." The capital ratios of Plumas Bancorp are above the threshold required by regulatory agencies to be classified as a "well capitalized" institution.

        Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, operates nine traditional bank branches and a number of ATM sites in Plumas, Lassen, Modoc, Nevada and Shasta counties serving businesses and families in the Eastern portion of California between Lake Tahoe and the Oregon boarder. The bank provides consumer, commercial and agricultural banking services, mortgage banking, and various investment and insurance services. The company's stock is listed on the over-the-counter market under the stock symbol PLBC.

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This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.